Fairchild Semiconductor Reduces Debt and Refinances Term Loan

Record Low $300 million of Debt by the End of Second Quarter 2011

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, announced today that it has entered into a new $400 million revolving credit facility which replaces its existing revolver and term loan. Fairchild will use the proceeds from the refinancing and approximately $19 million in cash to retire the old revolver and term loan B credit facility which were due to mature in June 2012 and June 2013 respectively. Fairchild will initially draw approximately $300 million from the new facility, which will leave $100 million of undrawn capacity. The new facility matures in May 2016 and enables Fairchild to borrow at an interest rate of LIBOR plus 175 basis points.

"We're pleased to complete this debt reduction and refinancing while taking advantage of the favorable market conditions," said Mark Frey, Fairchild's executive vice president and CFO. "This relatively low cost revolver structure and new five year maturity gives Fairchild considerable financial flexibility to support our rapidly growing business. This deal was significantly oversubscribed and has allowed us to narrow our debt holders to a select group of key relationship banks."

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